Exhibit 99.1

Party City Announces Appointment of John Frascotti and Jim Conroy to its Board of Directors

ELMSFORD, N.Y. – SEPTEMBER 11, 2019 – Party City Holdco Inc. (the “Company” or “Party City”) (NYSE:PRTY), the leading vertically integrated decorated party goods company in North America, today announced the appointment of two industry veterans, John Frascotti and Jim Conroy, to its Board of Directors, effective September 11, 2019.

Mr. Frascotti is currently President, Chief Operating Officer of Hasbro, Inc., the global play and entertainment company, and has served in this role since 2017. Mr. Frascotti has over 11 years of experience with Hasbro, Inc. in various senior roles with increasing responsibility, including Chief Marketing Officer from 2008 to 2014 and President of Hasbro Brands from 2014 to 2017. During his tenure, Mr. Frascotti played a critical part in driving a digital first omni-channel approach, executing bold global transformation initiatives and in the re-invention of Hasbro’s portfolio of franchise brands. He also currently serves on the Board of Directors of Hasbro, Inc., Discovery Family Channel, Corus Entertainment, Serious Fun Children’s Network, and is a member of the Advisory Board for Newman’s Own Foundation. Previously, Mr. Frascotti held several senior executive positions at Reebok International Ltd., where he managed the Company’s largest global business segment.

Mr. Conroy has over 25 years of retail experience and is currently President, Chief Executive Officer and a Director of Boot Barn Holdings, Inc., the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. Under his leadership, Boot Barn has launched several new private brands and more than tripled its annual revenue, through organic growth and M&A. Prior to joining Boot Barn, Mr. Conroy spent five years from 2007 to 2012 at Claire’s Stores Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories, where he served as Chief Operating Officer, Interim Co-Chief Executive Officer, President, and Executive Vice President. Mr. Conroy also has extensive experience in management consulting including key retail practice leadership roles at Deloitte Consulting and Kurt Salmon Associates.

“We are pleased to welcome John and Jim to our Board and believe their backgrounds are a great addition to the broad experience of our existing Board of Directors,” said Norman Matthews, Party City Director and Chairman of the Board. “John and Jim are well-established leaders with proven track records of driving growth at consumer companies and we will leverage their valuable insights. We look forward to working with them both as we focus on executing against our growth strategies across our omni-channel business.”

Mr. Frascotti graduated from Yale University with his Bachelor’s degree in Economics, and Harvard Law School where he earned his Doctor of Law degree. Mr. Conroy received his Bachelor’s degree in Business Management and Marketing and a Master’s degree in Business Administration from Cornell University.

In conjunction with the appointment of Mr. Frascotti and Mr. Conroy, Party City today announced the resignation of Gerry Rittenberg from its Board of Directors. Mr. Rittenberg, who has been with the Company since 1990 and served as Chief Executive Officer of Party City from 1997 to 2014, will remain with the Company as a consultant through December 31, 2020.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contacts

Investor Relations

ICR

Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@icrinc.com